AMENDMENTS TO THE RIGHT MANAGEMENT CONSULTANTS, INC.
                          DIRECTORS' STOCK OPTION PLAN


     The following sets forth the amendments to the Right Management Consultants, Inc. Directors' Stock Option Plan:

1. The first sentence of Paragraph 8(a) is revised to read in its entirety as follows:

     Commencing in 2001 and continuing until the termination of the Plan in accordance with Section 7, each person who is then a Non-employee Director shall be granted, on the last Business Day of each calendar year (each a "Grant Date"), an Option to purchase Five Thousand (5,000) Shares (which number is subject to adjustment as provided in Section 10 of the Plan).

2.   The following language is added to the third sentence of Paragraph 8(a):

     provided, however, the number of shares exercisable shall not increase after the date the Optionee's service as a member of the Board of Directors terminates for any reason other than Disability or death, except in accordance with Paragraph 10 relating to Adjustments on Change in Capitalization.

3.   Paragraph 8(b)(i) is hereby revised to read in its entirety as follows:

     (i) for options granted before December 2001, the expiration of five (5) years from and including such Option's Grant Date, and for options granted as of December 2001, the expiration of ten (10) years from and including such Option's Grant Date; and

4. Paragraph 8(b)(ii) is hereby deleted for all options granted after the effective date of this amendment. The text to be deleted consists of the following:

     (ii) the expiration of three (3) months from and including the date the Optionee's service as a member of the Board of Directors terminates for any reason other than Disability or death; or

5.   Paragraph 8(b)(iii) is hereby renumbered as 8(b)(ii).

6.   The Effective Date of the Amendment is March 22, 2001.